EXHIBIT 99.1

VENTURE CATALYST INCORPORATED

VCAT RECEIVES JULY FEE PAYMENT FROM THE BARONA TRIBE

San Diego, California, September 5, 2002 — Venture Catalyst Incorporated (“VCAT”) (OTCBB: VCAT), today announced that it earned and was paid $1,015,000 in consulting fees pursuant to the terms of its consulting agreement with the Barona Tribe.

As previously disclosed, based upon projections received from the Barona Casino in August 2001 and April 2002, VCAT did not expect to be paid a consulting fee under the consulting agreement through the end of its term in March 2004. During the months of March, May, and June 2002, gaming revenues at the Barona Casino were higher than expected, as a result of an increase in overall gaming activity, primarily high-end play, and expenses at the Barona Casino were lower than expected. These results significantly differed from the results projected in the above-referenced projections. As a result, gross consulting fees under the consulting agreement were higher than expected in those months. Notwithstanding the higher than expected gross consulting fees, pursuant to the terms of the consulting agreement, before VCAT is entitled to payment of a consulting fee, any cumulative shortfall under the consulting agreement existing at the time a payment is due must be reversed. During the months of March, May and June 2002, gross consulting fees reduced the cumulative shortfall from $3.3 million to $149,000, and no fees were paid to VCAT.

In July 2002, the gaming revenues at the Barona Casino were again higher than expected, as a result of an increase in overall gaming activity, including high-end play, and expenses at the Barona Casino were lower than expected. As a result, VCAT earned sufficient gross consulting fees under the consulting agreement to reverse the remaining aggregate shortfall and be paid a consulting fee in an amount of $1,015,000.

The Barona Casino projections indicate that VCAT will not earn or be paid any consulting fees under the current consulting agreement during the month of August 2002 through the end of the current term of the consulting agreement in March 2004. However, based upon the higher than expected revenue trends and lower than expected expenses at the Barona Casino during the past several months, VCAT is uncertain whether it will earn or be paid consulting fees under the consulting agreement in the future.

VCAT continues to negotiate with the Barona Tribe regarding a new consulting relationship which would replace the current consulting agreement; however, VCAT cannot provide any assurance that a new agreement will be reached.

About Venture Catalyst Incorporated

Venture Catalyst Incorporated is a service provider of gaming consulting, infrastructure and technology integration in the California Native American gaming market. Venture Catalyst Incorporated is located in San Diego, California.

For more information, contact Andrew Laub (858-385-1000/ir@vcat.com).